IDT Reports Results for the Fourth Quarter and Fiscal 2006

NEWARK, NJ — October 10, 2006 — IDT Corporation (NYSE: IDT, IDT.C) announces operating results for the fourth quarter, the three months ended July 31, 2006, and fiscal 2006.

•	Q4 Revenues: $555.5 million, down 2.1% year over year.
•	Q4 Net loss: $86.5 million, versus $0.0 million one year ago.
•	Q4 Diluted net loss per share: ($0.91), versus ($0.00) one year ago.
•	Cash, cash equivalents and marketable securities totaled $514.8 million as of year-end, excluding $60.7 million held in discontinued operations.

The following table summarizes the operating performance of IDT’s business segments excluding discontinued operations:

	Revenues					Income (Loss) from Continuing Operations
$ millions	Fiscal '06	Fiscal '05	Q4 '06	Q3 '06	Q4 '05	Fiscal '06	Fiscal '05	Q4 '06	Q3 '06	Q4 '05
IDT Retail Telecom	$1,434.0	$1,553.9	$351.2	$355.7	$384.6	($31.1)	$53.0	$4.0	($41.3)	$10.8
IDT Wholesale Telecom	526.5	544.7	131.1	124.3	145.2	(17.5)	(16.1)	(3.6)	(5.4)	(4.4)
IDT Telecom Total	1,960.5	2,098.6	482.3	480.0	529.9	(48.6)	36.9	0.4	(46.7)	6.4
Voice over IP	94.2	73.6	23.5	24.0	20.3	(41.1)	(53.5)	(9.4)	(14.2)	(25.4)
IDT Capital	168.1	40.2	49.6	42.9	15.0	(32.7)	(18.2)	(9.2)	(8.6)	(6.1)
IDT Solutions	3.6	9.6	0.2	0.3	2.2	(35.1)	(38.4)	(6.8)	(3.7)	(5.4)
Corporate	-	-	-	-	-	(63.3)	(66.7)	(19.3)	(12.9)	(26.5)
Total IDT	$2,226.4	$2,222.0	$555.5	$547.2	$567.4	($220.8)	($139.8)	($44.3)	($86.0)	($57.0)
Columns in table may not add due to rounding.

FOURTH QUARTER AND RECENT DEVELOPMENTS

•	On May 22, our previously announced tender offer for outstanding employee options expired, with 7.9 million options tendered at $2.00 each.
•	On June 15, our Board of Directors authorized a new stock buyback program, allowing for the purchase of up to 25 million shares of the company’s publicly traded stock.
•
On August 24, we closed the first of three stages of our sale of IDT Entertainment to Liberty Media, and subsequently on September 29 the final two stages closed. Beginning with the fourth quarter of fiscal 2006, IDT Entertainment is being reported as a discontinued operation.

•	During the fourth quarter, we decided to explore other opportunities for our IDT Spectrum assets, and disassembled the team that had been pursuing a wireless backhaul business.
•
On September 7, 2006, Pipex Communications plc agreed to purchase our U.K. based Toucan consumer phone services business for ₤24 million (approximately $45 million at current exchange rates) in cash and stock.

•
We continued the cost reduction program that was implemented in the third quarter. To date, approximately 535 positions have been eliminated, and we have recorded approximately $23 million in restructuring charges relating to these workforce reductions. Beginning in fiscal 2007, we expect these changes to result in approximately $35-40 million in savings on an annualized basis.

RESULTS OF OPERATIONS

In addition to the standard Line of Business Detail that follows, an additional Line of Business report for the telecom business is included as an addendum at the end of this release. This is designed to provide enhanced disclosure of the results of our core operating businesses, as well as that of other new initiatives in telecom.

IDT Telecom Line of Business Detail
	Revenues					Gross Profit Margin
$ millions	Fiscal '06	Fiscal '05	Q4 '06	Q3 '06	Q4 '05	Fiscal '06	Fiscal '05	Q4 '06	Q3 '06	Q4 '05
Calling Cards	$1,172.6	$1,220.4	$286.7	$293.4	$309.8	17.0%*	21.7%	22.0%	5.5%*	21.9%
Consumer Phone Services	261.4	333.5	64.5	62.3	74.8	43.6%	49.0%	41.6%	41.6%	46.5%
Total Retail	1,434.0	1,553.9	351.2	355.7	384.6	21.8%	27.6%	25.6%	11.8%	26.7%
Wholesale	526.5	544.7	131.1	124.3	145.2	11.3%	9.7%	12.1%	11.6%	9.2%
Total Telecom	$1,960.5	$2,098.6	$482.3	$480.0	$529.9	19.0%	22.9%	21.9%	11.8%	21.9%
Columns in table may not add due to rounding.

IDT Telecom
Calling Cards
Calling card revenues were down 2.3% versus the third quarter of fiscal 2006, and decreased 7.5% when compared to last year’s fourth quarter. During the quarter, we continued instituting selective price increases on cards in the U.S. and Europe, in an effort to improve gross margins, resulting in improved revenue-per-minute price realizations in both the U.S. and Europe. As a result of these price increases as well as competitive market pressures, minute volumes declined, leading to overall lower revenues. In the fourth quarter, the U.S. calling card business carried 2.9 billion minutes, as compared to 3.2 billion minutes in the third quarter and 3.6 billion minutes in the fourth quarter one year ago. The European calling card business carried 301 million minutes, as compared to 328 million minutes in the third quarter and 384 million minutes in the fourth quarter one year ago.

For the full fiscal year, calling card revenues were down 3.9% from fiscal 2005. This decline occurred both in our U.S. and European operations, as a result of our current pricing strategy, and was only partially offset by the rapid growth of our still nascent operations in South America and Asia.

Gross margins in our calling card business normalized in the fourth quarter at 22.0% in comparison to 5.5% in the third quarter, as third quarter gross margins were negatively impacted by the regulatory fee assessments that were accrued. The margin improvements we have experienced over the latter half of fiscal 2006 have been driven by our continued focus on margin over revenue growth in the U.S. and European markets. While we expect over the long-term to maintain our strategy of managing our calling card businesses for maximized sustainable free cash flow, we have historically shifted our short-term strategy from time to time, seeking to take advantage of opportunities to increase market share in important markets. Such strategic shifts generally result in temporarily narrower calling card gross margins. If such opportunities arise during fiscal 2007, it is possible that we will decide to grow revenues and market share at the expense of gross margins for a given period of time.

Consumer Phone Services
Consumer phone services revenues were 3.6% higher than those recorded in the third quarter, and 13.8% lower than those in last year’s fourth quarter, reflecting a continued decline in our U.S. customer base, and an increase in revenues from our European based consumer phone services operation, Toucan. For the full fiscal year consumer phone services revenues declined by 21.6% in comparison to fiscal 2005, reflecting this same trend.

The customer base for our U.S. bundled unlimited local and long distance phone services was approximately 135,000 as of July 31, 2006, compared to 165,000 customers as of April 30, 2006. The customer base for long distance-only service stood at 257,000 at the end of the fourth quarter, as compared to 264,000 at the end of the third quarter. These declines, particularly in our bundled offering, are an ongoing result of our decision to stop marketing the services early in calendar 2005 following the FCC’s abolishment of the UNE-P pricing regime. We do plan, however, to re-enter the market in a limited manner with certain new bundled telecommunications products beginning in the first quarter of fiscal 2007.

Wholesale Carrier
Wholesale carrier revenues increased 5.5% sequentially, and declined 9.7% from the fourth quarter a year ago. On a sequential basis and year over year, minute volumes continued to increase, while at the same time price realization per-minute continued to decline. Nonetheless, gross profit per-minute increased, as cost per-minute decreased at a faster rate than did revenue per-minute. In the fourth quarter, wholesale carrier carried 1.92 billion minutes, in comparison to 1.79 billion minutes in the third quarter, and 1.81 billion minutes in the fourth quarter one year ago. Wholesale carrier gross margins increased to 12.1% in the fourth quarter, versus 11.6% in the third quarter, and 9.2% in last year’s fourth quarter, reflecting the addition of a number of new, higher margin customer relationships. Going forward, we believe wholesale carrier gross margins will continue to fluctuate, although in a more narrow range than in recent quarters.

For the full fiscal year, wholesale carrier revenues declined 3.3% in comparison to fiscal 2005, as an increase in minute volumes was outweighed by lower per-minute price realizations.

Voice over IP
During the fourth quarter we continued our integration of Net2Phone’s network and product lines into IDT Telecom. Beginning with the first quarter of fiscal 2007, Net2Phone will no longer be reported as a separate segment, as it will be fully sharing its operational infrastructure and costs with IDT Telecom’s other businesses.

Net2Phone’s revenues decreased 2.2% in the fourth quarter as compared to the third quarter, and increased 15.5% compared to the fourth quarter one year ago. The sequential change resulted from a slight decline in hardware sales. For the year over year period, continued growth during fiscal 2006 of Cable and Voiceline customers, as well as minute growth, led to an increase in revenues. For the full fiscal year, revenues increased 28.0% in comparison to fiscal 2005.

IDT Capital
Beginning with the fourth quarter, certain non-telecom related operations that had previously been reported within the IDT Telecom segment were moved to IDT Capital. Previous quarter’s segment results have been reclassified to reflect this change. Inclusive of these businesses, IDT Capital’s revenues for the fourth quarter increased 15.6% sequentially, and 229.9% versus the year ago period. The increase in the sequential period was driven by seasonal strength in our CTM brochure distribution business and the addition of Ethnic Grocery Brands, consisting primarily of our recently acquired Vitarroz business, for the full quarter. For the year over year period, the revenue increase was primarily due to the rapid growth of our energy business. As of the end of the fourth quarter, IDT Energy serviced approximately 200,000 total meters in New York State, compared to 165,000 meters at the end of the third quarter.

For the full fiscal year, revenues increased 318.6% in comparison to fiscal 2005, as a result of the strong growth in IDT Energy’s customer base. We intend to continue aggressively acquiring customers in this business during fiscal 2007.

Telecom Line of Business- Addendum
The Telecom Line of Business addendum separates Calling Card revenues by region, as well as breaks out operational performance within our Consumer Phone Services business geographically, between the U.S. and Europe, each an independent business.

In addition, an Other category has been separated out from the results of our Calling Card business. As of this quarter, the Other category primarily contains the operational results of TuYo. Certain businesses that are non-telecom related but were previously included in the Other category are now reported within the IDT Capital segment. Previous quarter’s results have been reclassified to reflect this change.

Telecom Line of Business
Addendum	Columns in table may not add due to rounding.
$ in millions	Q1 06	Q2 06	Q3 06	Q4 06	YTD
REVENUES
TOTAL	$501.9	$496.4	$480.0	$482.3	$1,960.5
WHOLESALE	139.1	132.0	124.3	131.1	526.5
RETAIL	362.8	364.4	355.7	351.2	1,434.0
Calling Cards	294.7	296.8	291.4	284.8	1,167.6
United States	251.3	258.2	253.3	247.3	1,010.1
Europe	37.3	31.2	30.4	28.4	127.2
Rest of World	6.1	7.4	7.7	9.1	30.3
Consumer Phone	68.0	66.7	62.3	64.5	261.4
United States	53.6	51.4	44.6	41.2	190.7
Europe	14.5	15.3	17.6	23.3	70.7
Other	0.1	1.0	2.0	1.8	5.0
GROSS PROFIT
TOTAL	$109.1	$101.7	$56.5	$105.7	$373.0
WHOLESALE	14.3	15.0	14.5	15.9	59.6
RETAIL	94.7	86.7	42.0	89.8	313.3
Calling Cards	63.0	57.3	15.6*	64.4	200.3
Consumer Phone	31.8	29.5	25.9	26.8	114.0
United States	25.2	22.9	19.3	18.3	85.8
Europe	6.5	6.6	6.6	8.5	28.2
Other	0.0	(0.1)	0.5	(1.4)	(1.0)
GROSS MARGIN
TOTAL	21.7%	20.5%	11.8%	21.9%	19.0%
WHOLESALE	10.3%	11.3%	11.6%	12.1%	11.3%
RETAIL	26.1%	23.8%	11.8%	25.6%	21.8%
Calling Cards	21.4%	19.3%	5.3%*	22.6%	17.2%
Consumer Phone	46.7%	44.3%	41.6%	41.6%	43.6%
United States	47.1%	44.7%	43.3%	44.5%	45.0%
Europe	45.2%	43.0%	37.3%	36.4%	39.9%
Other	(41.2%)	(6.3%)	25.4%	(73.9%)	(19.3%)
SG&A
TOTAL	$85.5	$90.6	$83.5	$84.7	$344.3
WHOLESALE	13.5	14.9	14.4	15.0	57.8
RETAIL	72.0	75.7	69.1	69.7	286.5
Calling Cards	38.5	40.8	37.4	38.3	154.9
Consumer Phone	29.3	29.2	24.2	25.0	107.6
United States	18.0	16.2	11.4	12.0	57.6
Europe	11.2	12.9	12.8	13.0	50.0
Other	4.2	5.8	7.6	6.2	23.8

*Calling card gross profits and gross margins as shown in Line of Business Detail and Addendum include the effect of a $48.1 million regulatory fee accrual taken in the third quarter of fiscal 2006.

IDT CONFERENCE CALL INFORMATION
 Conference call today, October 10, 2006, at 4:30 PM Eastern Time.
•	From the U.S., (866) 594-2183; passcode: 7953101.
•	International callers, (973) 935-8583; passcode: 7953101.
•	Replay available for one week at
o	(877) 519-4471, passcode: 7953101 for domestic callers,
o	or (973) 341-3080, passcode: 7953101 for international callers.
•
Webcast of the conference call at the direct link on . An archived copy of the call will be available at the IDT Website, in the Investor Relations section’s Presentations for at least six months after the call.

•	Additional financial and statistical information is available on the Investor Relations portion of IDT’s website, at .

ABOUT IDT CORPORATION
IDT Corporation is an innovative and opportunistic multinational holding company with operations that span various industries. Through its Telecom subsidiary, IDT provides telecommunications services worldwide to the retail and wholesale markets. IDT’s Capital division incubates newer businesses, and the company’s Spectrum subsidiary holds its spectrum license assets. IDT Telecom provides retail and wholesale telecommunications services and products, including pre-paid and rechargeable calling cards, consumer local, long distance, and wireless phone services, and wholesale carrier services. Through Net2Phone, the company also provides a range of voice over Internet protocol (VoIP) communications services. IDT Capital’s operations include an Energy Services Company (ESCO) in New York State, ethnic food distribution, brochure distribution and other initiatives. IDT Corporation's Class B Common Stock and Common Stock trade on the New York Stock Exchange under the ticker symbols IDT and IDT.C, respectively.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those with the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent IDT’s current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. These risks and uncertainties include, but are certainly not limited to the specific risks and uncertainties discussed in our reports filed with the SEC. All forward-looking statements and risk factors included in this document are made as of the date hereof, based on information available to IDT as of the date thereof, and IDT assumes no obligation to update any forward-looking statements or risk factors.

Investor Contact	Media Contact
Yossi Cohn 973-438-3858	Gil Nielsen 973-438-3553

IDT CORPORATION
CONSOLIDATED BALANCE SHEETS

July 31 (in thousands, except share data)	2006	2005

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$119,109	$163,890
Marketable securities	395,713	708,260
Trade accounts receivable, net of allowance for doubtful accounts of $38,421 at July 31, 2006 and $40,257 at July 31, 2005	185,125	155,027
Other current assets	106,319	59,524
Assets of discontinued operations	436,905	392,897
TOTAL CURRENT ASSETS	1,243,171	1,479,598
Property, plant and equipment, net	292,152	321,793
Goodwill	105,577	50,807
Licenses and other intangibles, net	27,445	16,446
Investments	46,855	44,568
Other assets	47,639	64,378
TOTAL ASSETS	$1,762,839	$1,977,590
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Trade accounts payable	$82,327	$104,072
Accrued expenses	260,087	190,159
Deferred revenue	134,286	141,631
Capital lease obligations—current portion	18,940	29,737
Other current liabilities	42,312	33,580
Liabilities of discontinued operations	141,860	111,789
TOTAL CURRENT LIABILITIES	679,812	610,968
Deferred tax liabilities, net	107,106	108,237
Capital lease obligations—long-term portion	32,122	38,936
Notes payable—long-term portion	90,370	83,142
Other liabilities	6,850	8,219
TOTAL LIABILITIES	916,260	849,502
Minority interests	43,227	89,891
Commitments and contingencies
STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value; authorized shares—10,000,000; no shares issued	—	—
Common stock, $.01 par value; authorized shares—100,000,000; 25,074,860 shares issued at July 31, 2006 and 2005; 15,178,173 and 18,014,723 shares outstanding at July 31, 2006 and 2005, respectively	251	251
Class A common stock, $.01 par value; authorized shares—35,000,000; 9,816,988 shares issued and outstanding at July 31, 2006 and 2005	98	98
Class B common stock, $.01 par value; authorized shares—100,000,000; 76,879,179 and 75,917,516 shares issued and 71,402,204 and 73,550,857 shares outstanding at July 31, 2006 and 2005, respectively	768	759
Additional paid-in capital	901,067	907,223
Treasury stock, at cost, consisting of 9,896,687 and 7,060,137 shares of common stock and 5,476,975 and 2,366,659 shares of Class B common stock at July 31, 2006 and 2005, respectively	(220,169)	(147,690)
Deferred compensation	—	(19,043)
Accumulated other comprehensive income (loss)	1,496	(1,896)
Retained earnings	119,841	298,495
TOTAL STOCKHOLDERS’ EQUITY	803,352	1,038,197
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,762,839	$1,977,590

IDT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

Year ended July 31 (in thousands, except per share data)	2006	2005	2004

REVENUES	$2,226,422	$2,221,985	$2,066,815
COSTS AND EXPENSES:
Direct cost of revenues (exclusive of depreciation and amortization)	1,779,980	1,700,866	1,586,343
Selling, general and administrative (i)	556,161	533,076	464,363
Depreciation and amortization	87,422	93,631	93,795
Restructuring and impairment charges	23,646	34,212	58,220
TOTAL COSTS AND EXPENSES	2,447,209	2,361,785	2,202,721
Loss from operations	(220,787)	(139,800)	(135,906)
Interest income, net	9,416	20,575	23,512
Other income, net:
Gain on sale of subsidiary stock	—	—	9,418
Investment and other income, net	7,284	71,454	37,145
Loss from continuing operations before minority interests and income taxes	(204,087)	(47,771)	(65,831)
Minority interests	(16,177)	(2,639)	(33,728)
(Provision for) benefit from income taxes	(2,576)	(6,317)	30,798
Loss from continuing operations	(222,840)	(56,727)	(68,761)
Discontinued operations, net of tax:
(Loss) income from discontinued operations	(35,883)	12,913	9,850
Gain on sale of discontinued operations	80,069	—	—
Total discontinued operations	44,186	12,913	9,850
NET LOSS	$(178,654)	$(43,814)	$(58,911)
Earnings per share:
Basic and diluted:
Loss from continuing operations	$(2.32)	$(0.58)	$(0.78)
Total discontinued operations	$0.46	$0.13	$0.11
Net loss	$(1.86)	$(0.45)	$(0.67)

Weighted-average number of shares used in calculation of basic and diluted earnings per share:	96,028	97,049	87,920

(i) Stock based compensation included in selling, general and administrative expense	$21,521	$30,328	$8,539

IDT CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended July 31 (in thousands)	2006	2005	2004
OPERATING ACTIVITIES
Net loss	$(178,654)	$(43,814)	$(58,911)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Net income of discontinued operations	(44,186)	(12,913)	(9,850)
Depreciation and amortization	87,422	93,631	93,795
Restructuring and impairment charges	13,121	19,975	52,366
Minority interests	16,177	2,639	33,728
Settlement of litigation	—	—	14,300
Gain on buyout of minority interests by Net2Phone	—	—	(12,182)
Deferred tax liabilities	(5,648)	270	(32,985)
Provision for doubtful accounts	18,544	35,194	33,481
Net realized gains from sales of marketable securities and investments	(845)	(24,836)	(1,906)
Stock based compensation	21,521	30,328	8,539
Gain on sale of subsidiary stock	—	—	(9,418)
Change in assets and liabilities:
Trade accounts receivable	(47,295)	(40,784)	(72,050)
Other current assets and other assets	(2,950)	(18,761)	14,558
Trade accounts payable, accrued expenses, other current liabilities, and other liabilities	17,489	3,459	26,277
Deferred revenue	(7,400)	5,409	4,787
Net cash (used in) provided by operating activities	(112,704)	49,797	84,529
INVESTING ACTIVITIES
Capital expenditures	(53,523)	(91,156)	(76,212)
Collection (issuance) of notes receivable	836	(14,042)	15,234
Investments and acquisitions, net of cash acquired	(103,351)	1,850	(22,649)
Proceeds from sale of Corbina, net of banking and transaction related costs	129,308	—	—
Proceeds from sales and maturities of marketable securities	1,760,705	5,321,080	3,943,421
Purchases of marketable securities	(1,446,237)	(5,147,360)	(3,877,070)
Net cash provided by (used in) investing activities	287,738	70,372	(17,276)
FINANCING ACTIVITIES
Distributions to minority shareholders of subsidiaries	(25,420)	(27,865)	(27,335)
Proceeds from exercise of stock options	2,894	3,940	53,862
Proceeds from employee stock purchase plan	2,347	1,976	877
Proceeds from exercise of stock options of Net2Phone	—	53	5,436
Proceeds from offering of common stock by Net2Phone	—	—	53,019
Proceeds from borrowings	11,000	12,174	—
Proceeds from sale lease back transactions on capital leases	—	30,503	6,999
Repayments of capital lease obligations	(21,580)	(16,698)	(31,019)
Repayments of borrowings	(21,751)	(707)	—
Repurchase of stock options in tender offer	(15,829)	—	—
Cash and marketable securities restricted against letters of credit	—	3,241	444
Repurchases of common stock and Class B common stock	(73,514)	(14,660)	—
Net cash (used in) provided by financing activities	(141,853)	(8,043)	62,283
DISCONTINUED OPERATIONS
Net cash used in operating activities	(130,339)	(53,617)	(7,776)
Net cash provided by (used in) investing activities	12,078	(67,897)	(81,217)
Net cash provided by (used in) financing activities	59,152	38,961	(423)
Net cash used in discontinued operations	(59,109)	(82,553)	(89,416)
Effect of exchange rate changes on cash and cash equivalents	5,161	209	3,011
Net (decrease) increase in cash and cash equivalents at end of year	(20,767)	29,782	43,131
Cash and cash equivalents (including discontinued operations) at beginning of year	171,959	142,177	99,046
Cash and cash equivalents (including discontinued operations) at end of year	151,192	171,959	142,177
Less cash and cash equivalents of discontinued operations	(32,083)	(8,069)	(9,576)
Cash and cash equivalents (excluding discontinued operations) at end of year	$119,109	$163,890	$132,601
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash payments made for interest	$8,613	$3,677	$4,162
Cash payments made for income taxes	$6,729	$4,633	$12,490
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Purchases of property, plant and equipment through capital lease obligations	$3,856	$2,230	$1,349
Issuance of Class B common stock for acquisitions and exchanges	$—	$60,995	$89,248
Issuance of Class B common stock for purchase of property	$—	$—	$4,131
Non-cash proceeds received from exercise of stock options	$—	$—	$27,500
Purchase of leasehold interests and property through debt	$—	$68,334	$—
Issuance of debt for acquisitions	$—	$3,850	$—
Repurchases of common stock and Class B common stock through margin	$—	$3,681	$—

IDT CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
THREE MONTHS ENDED JULY 31, 2006
(Segment data is shown net of effect of inter-segment transactions)

	Total IDT	Retail	Wholesale	Voice	IDT	IDT
($ in thousands)	Corporation	Telecom	Telecom	Over IP	Capital	Solutions	Corporate

STATEMENT OF OPERATIONS DATA

Revenues	$555,501	$351,148	$131,130	$23,485	$49,578	$160	$-

Costs and expenses:
Direct cost of revenues (exclusive of depreciation
and amortization)	429,031	261,301	115,241	13,294	39,166	29	-
Selling, general and administrative	133,706	69,728	15,000	15,662	16,116	2,803	14,397
Depreciation and amortization	20,316	11,945	3,981	2,441	1,376	19	554
Restructuring and impairment charges	16,787	4,157	555	1,518	2,099	4,133	4,325
Total costs and expenses	599,840	347,131	134,777	32,915	58,757	6,984	19,276

Income (loss) from operations	(44,339)	$4,017	$(3,647)	$(9,430)	$(9,179)	$(6,824)	$(19,276)

Interest income, net	1,918
Other income, net	(99)

Loss from continuing operations before minority
interests and income taxes	(42,520)

Minority interests	(4,990)
Provision for income taxes	(4,310)

Loss from continuing operations	(51,820)

Loss from discontinued operations	(34,655)

Net loss	$(86,475)

IDT CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
FISCAL YEAR ENDED JULY 31, 2006
(Segment data is shown net of effect of inter-segment transactions)

	Total IDT	Retail	Wholesale	Voice	IDT	IDT
($ in thousands)	Corporation	Telecom	Telecom	Over IP	Capital	Solutions	Corporate

STATEMENT OF OPERATIONS DATA

Revenues	$2,226,422	$1,434,022	$526,504	$94,221	$168,093	$3,582	$-

Costs and expenses:
Direct cost of revenues (exclusive of depreciation
and amortization)	1,779,980	1,120,717	466,858	54,191	133,459	4,755	-
Selling, general and administrative	556,161	286,548	57,775	68,782	59,101	27,435	56,520
Depreciation and amortization	87,422	50,374	18,903	9,561	5,999	142	2,443
Restructuring and impairment charges	23,646	7,529	468	2,754	2,187	6,383	4,325
Total costs and expenses	2,447,209	1,465,168	544,004	135,288	200,746	38,715	63,288

Loss from operations	(220,787)	$(31,146)	$(17,500)	$(41,067)	$(32,653)	$(35,133)	$(63,288)

Interest income, net	9,416
Other income, net	7,284

Loss from continuing operations before minority
interests and income taxes	(204,087)

Minority interests	(16,177)
Provision for income taxes	(2,576)

Loss from continuing operations	(222,840)

Income from discontinued operations	44,186

Net loss	$(178,654)